Exhibit 10.3

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “IP Assignment Agreement”), dated as of July 28, 2024 (the “Effective Date”), is entered into by and between CALIDI BIOTHERAPEUTICS, INC., a Nevada corporation (“Assignor”), and NOVA CELL, INC., a Nevada corporation (“Assignee”).

WHEREAS, Assignor and Assignee have agreed that Assignor will assign and transfer to Assignee certain Intellectual Property (as defined below).

WHEREAS, the Assignor and Assignee desire to enter into this IP Assignment Agreement to consummate the sale, conveyance, assignment, transfer and delivery of the Intellectual Property set forth on Schedule 1, on the terms set forth herein, and to effectuate the closing of the CSPA.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound hereby, agree as follows:

1. Assignment. Assignor hereby irrevocably sells, conveys, assigns, transfers and delivers to Assignee and its successors and assigns all of Assignor’s right, title and interest in, to and under the Intellectual Property set forth on Schedule 1, together with any and all goodwill connected with and symbolized by the foregoing, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors, assigns and other legal representatives as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, as assignee of its respective entire right, title and interest therein, including all rights in and to all income, royalties, damages and payments now or hereafter due or payable with respect thereto, all causes of action (whether in law or in equity) with respect thereto, and the right to sue, counterclaim, and recover for past, present and future infringement of the rights assigned or to be assigned under this IP Assignment Agreement.

2. Filing and Recordation. The parties hereto agree that Assignee shall promptly file and record this IP Assignment Agreement, or the equivalent of this IP Assignment Agreement to the extent required, with the appropriate governmental entities, if applicable and as necessary to record Assignee as the assignee and owner of the intellectual property set forth on Schedule 1. Only if applicable, Assignor and Assignee authorize and request that the United States Patent and Trademark Office and the United States Copyright Office, and the corresponding entities or agencies in any applicable foreign jurisdictions, to record Assignee as the assignee and owner of the Intellectual Property.

3. Domain Name Transfer. If applicable, the parties hereto agree that Assignor, at Assignee’s expense, will perform all affirmative acts which may be reasonably necessary or desirable to implement and perfect the above-described transfer of rights and to secure transfer of the registrations of any domain names included in the Transferred Intellectual Property before the registrars of same as well as to cooperate with Assignee in obtaining and/or providing information required in any proceedings relating to the domain names. Assignor hereby agrees to follow Assignee’s reasonable instructions in order to effectuate the transfer of the domain name registrations in a timely manner.

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4. Cooperation. Upon reasonable request by Assignee, Assignor will execute and take other actions as may be necessary or desirable to record or memorialize the assignments of the Transferred Intellectual Property set forth herein, and to vest and perfect in Assignee such right, title, and interest in and to the Transferred Intellectual Property as sold, conveyed, assigned, transferred and delivered to Assignee hereunder.

5. Successors. This IP Assignment Agreement shall inure to the benefit of and is binding upon the respective successors and permitted assigns of Assignor and Assignee.

6. Governing Law. This IP Assignment Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflict of laws rules thereof.

7. Counterparts. This IP Assignment Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this IP Assignment Agreement by PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this IP Assignment Agreement.

8. Updates and Amendments to Schedule 1: Parties agree that Assignor, at its discretion, may update and amend Schedule 1 from time to time such that any written amendment or update shall supersede the existing Schedule 1 attached hereto.

9. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof. The parties acknowledge that this Agreement requires the approval by the Company Board of Directors or its Audit Committee within thirty (30) days of execution, and if not approved, will be considered invalid, unenforceable and void.

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COUNTERPART SIGNATURE PAGE TO ASSIGNMENT AGREEMENT

IN WITNESS WHEREOF, Assignor and Assignee, through their authorized representatives, have caused this IP Assignment Agreement to be duly executed and delivered as of the Effective Date.

ASSIGNEE:

NOVA CELL, INC.
By:
Name:	Allan J. Camaisa
Title:	Chairman

ASSIGNOR:

CALIDI BIOTHERAPEUTICS, INC.

By:
Name:	Wendy Pizarro
Title:	Chief Legal Officer

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Schedule 1

Intellectual Property

1.	Executed Batch records for SVF production for VP001 and all supporting documents associated with collection of Adipose tissue from donor VP001. – Remains Assignor’s property; Limited license to Assignee only at discretion of Assignor and on as-needed, case-by-case basis.
2.	Development, production (including method, material and equipment information) and testing (including method, material and equipment information) records and all associated production/expansion, testing and stability data for VP001SVF material. - Remains Assignor’s property; Limited license to Assignee only at discretion of Assignor and on as-needed, case-by-case basis.
3.	Up to 10 vials AD-MSC MCB p2 (lot 2003-CS-035-mcb) – Number of vials assigned at the discretion of Assignor.
4.	Executed Batch record and Manufacturing procedure for AD-MSC MCB p2 (lot. 2003-CS-035-mcb)
5.	Development, production (including method, material and equipment information) and testing records (including method, material and equipment information) and all associated production, testing and stability data for AD-MSC MCB p2 (lot. 2003-CS-035-mcb)
6.	All supply chain documentation for traceability SVF donor VP001 and AD-MSC MCB p2 (lot. 2003-CS-035-mcb)
7.	AD-MSC MCB p2 (lot. 2003-CS-035-mcb) procedure/SOP (including material and equipment information. Development and Manufacturing summaries/records for AD-MSC expansion (lot. 2003-CS-035-mcb) (tech transfer, engineering and GMP) runs (only extracted sections from SNV1 protocols related with expansion of AD-MSC p2). – Remains Assignor’s property; Limited license to Assignee only at discretion of Assignor and on as-needed, case-by-case basis.
8.	Past and all future communications and filings with regulatory agencies regarding all SVF and AD-MSC MCB p2 (lot 2003-CS-035-mcb) - Remains Assignor’s property; Limited license to Assignee only at discretion of Assignor and on as-needed, case-by-case basis.